Exhibit 10.2

[CONFORMED COPY]

SEVERANCE COMPENSATION AGREEMENT

This SEVERANCE COMPENSATION AGREEMENT, is made as of May 20, 2005 (the “Agreement”), by and between FOOTHILL INDEPENDENT BANK, a California corporation (the “Company”) and CASEY (JOE) CECALA III (the “Executive”), with reference to the following facts and circumstances:

R E C I T A L S:

A. The Company’s Board of Directors has determined that it is appropriate and in the Company’s best interests to reinforce and encourage the continued attention and dedication of key members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of Foothill independent Bancorp, the Company’s parent corporation (the “Bancorp”) or the Company, and thereby also provide the Company and the Bancorp with greater assurance that it will be able to retain the key members of management, including Executive, in the employ of the Company in the event of any threatened or actual Change of Control (as defined in Section 2 of this Agreement); and

B. This Agreement sets forth the severance compensation which the Company agrees it will pay to the Executive if the Executive’s employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company.

NOW, THEREFORE, it is agreed as follows:

1. Term. The term of this Agreement shall commence on the date hereof and, subject to earlier termination pursuant to Section 3(b), 3(c) or 3(d) hereof, shall end three (3) years following the date on which notice of non-renewal or termination of this Agreement is given by either the Company or Executive to the other. Thus, this Agreement shall be renewable automatically on a daily basis so that the outstanding term is always three (3) years following any effective notice of non-renewal or of termination given by the Company or Executive, other than in the event of a termination pursuant to Section 3(b) (Death or Disability), Section 3(c) (Retirement) or Section 3(d) (Cause) hereof.

2. Change in Control. Except as otherwise provided in Section 14 below, no compensation shall be payable under this Agreement unless and until (i) there has been a Change in Control of the Company (as hereinafter defined) while the Executive is still an employee of the Company or any Employer Corporation (as hereinafter defined) and (ii) the Executive’s employment by the Company, the Bancorp or any other subsidiary thereof (as the case may be) terminates under any of the circumstances or for any of the reasons set forth in Section 3(a) or Section 3(e) hereof. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if:

(a) Merger or Consolidation of the Company. There shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company is the surviving corporation but the shares of the Company’s Common Stock are converted into cash, securities or other property, other than a consolidation or merger of the Company immediately following which the Bancorp will own 100% of the voting stock of (i) the surviving corporation in the consolidation or merger (whether that is the Company or another party to the merger), or (ii) any corporation that, immediately following consummation of the consolidation or merger, will own more than 50% of the capital stock of the surviving corporation in such consolidation or merger; or

(b) Sale of Shares or Assets of the Company. Any (i) sale or other transfer of at least a majority of the outstanding voting securities, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets, of the Company other than to a corporation at least 90% of all of the voting stock of which is owned by the Bancorp;

(c) Merger of the Bancorp. There shall be consummated any consolidation or merger of the Bancorp in which the Company is not the continuing or surviving corporation or pursuant to which the Bancorp is the surviving corporation but the shares of the Bancorp’s Common Stock are converted into cash, securities or other property, other than a consolidation or merger of the Bancorp in which the persons or entities that own the Bancorp’s Common Stock immediately prior to the consolidation or merger will have, immediately after the consolidation or merger, substantially the same proportionate ownership of the capital stock representing at least 65% of the Voting Power (as hereinafter defined) in (i) the surviving corporation in the consolidation or merger (whether that is the Bancorp or another party to the consolidation or merger), or (ii) any corporation that, immediately following consummation of the consolidation or merger, will own more than 50% of the capital stock of the surviving corporation in such merger; or

(d) Sale of Shares or Assets of the Bancorp. Any (i) sale or other transfer of at least a majority of the outstanding voting securities in a tender offer or other transaction, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets, of the Bancorp, other than to a corporation in which the persons or entities that own the Bancorp’s Common Stock immediately prior to such sale or transfer of shares or sale, lease or transfer of assets (as the case may be) will have, immediately after such transaction, substantially the same proportionate ownership of the capital stock representing at least 65% of the Voting Power (as hereinafter defined) of the party acquiring such shares of stock or assets (as the case may be);

(e) Dissolution. The shareholders of the Bancorp approve any plan or proposal for the liquidation or dissolution of Bancorp; or

(f) Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifteen percent (15%) or more of the Bancorp’s outstanding shares of Common Stock; or

(g) During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors do not for any reason constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

For purposes of this Section 2, the term “Voting Power” means, with respect to the Company or any other corporation (including any surviving corporation and any New Parent Corporation), the voting power of all securities of the Company or such other corporation (as the case may be) generally entitled to vote for the election of directors thereof. In addition, the holding of proxies to vote shares constituting 15% or more of the outstanding shares of the Bancorp that are solicited pursuant to Regulation 14A under the Exchange Act, solely in connection with a specific meeting of the shareholders of the Bancorp shall not (by itself) constitute beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act for purposes of this Agreement.

3. Termination Following Change in Control.

(a) If a Change in Control (as hereinabove defined) shall have been consummated while the Executive is an employee of the Bancorp or any subsidiary thereof, including the Company that employs the Executive at the time of the consummation of the Change of Control (the “Employer Corporation”), the Executive shall be entitled to the compensation provided in Section 4 of this Agreement upon the subsequent termination of the Executive’s employment with the Employer Corporation (i) by the Executive for Good Reason (as defined in Section 3(e) below), or (ii) by the Employer Corporation, unless such termination is the result of the Executive’s death. Disability (as defined in Section (3)(b) below) or Retirement (as defined in Section 3(c) below), a termination of Executive for Cause (as defined in Section 3(d) below), or the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below).

(b) Death or Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive is absent from his duties with his Employer Corporation on a full-time basis for six (6) consecutive months or an aggregate of nine (9) months in any 12-month period, the Employer Corporation may elect to terminate this Agreement for “Disability” by written notice to Executive; provided, however, that any such termination shall be effective only at the end of thirty (30) days following the delivery of such notice and only if Executive fails to return to the full-time performance of such Executive’s duties by the end of such 30-day notice period. This Agreement also shall terminate immediately in the event of the death of the Executive occurring at any time during the term hereof. In the event of a termination of this Agreement due to the Disability or the death of Executive, then, notwithstanding anything to the contrary contained elsewhere herein, neither the Company nor any Employer Corporation shall have any liability to Executive, or Executive’s estate, heirs, successors, representatives or assigns, by reason of such termination or by reason of any prior or subsequent Change in Control.

(c) Retirement. This Agreement shall terminate automatically on Retirement (as hereinafter defined) of Executive, without liability to the Company or any other Employer Corporation by reason of such termination of this Agreement or by reason of any prior or subsequent Change in Control. The term “Retirement” as used in this Agreement shall mean termination by the Company or the Executive of the Executive’s employment based on the Executive’s having reached age 65 or such other age as shall have been fixed in any arrangement established with the Executive’s consent with respect to the Executive.

(d) Cause. The Company or any Employer Corporation may terminate this Agreement, without liability to the Executive by reason of such termination of this Agreement or by reason of any prior or subsequent Change in Control, if the Executive’s employment with the Company or an Employer Corporation is terminated for Cause. For purposes solely of determining whether this Agreement may be terminated pursuant to this Section 3(d) without liability to the Executive, the Executive shall be deemed to have been terminated for “Cause” only if Executive had engaged in fraud, misappropriation or embezzlement, or any action that has resulted in suspension by any agency of the Federal Government of the Executive from association, as a management employee, with any banking corporation any material portion of the deposits of which are insured by an agency or instrumentality of the Federal Government, such as the Federal Deposit Insurance Corporation (the “FDIC”). Notwithstanding the foregoing, the Executive shall not be deemed, for purposes of this Agreement, to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Company’s Board of Directors at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the second sentence of this Section 3(d) and specifying the particulars thereof in detail.

(e) Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement “Good Reason” shall mean any of the following (without the Executive’s express written consent) that occurs either as a result of, or after the occurrence of, any Change in Control:

(i) The Company or any other Employer Corporation has materially changed the Executive’s position, duties, responsibilities, status, or offices as in effect immediately prior to a Change in Control, which, for purposes hereof, shall include, without limitation, any change in his reporting responsibilities (such as, but not limited to, a requirement that the Executive report to an officer or another executive of the Company or the Employer Corporation other than, or in addition to, the Board of Directors of the Company or any officer or executive to whom the Executive was required to report prior to such Change in Control) or has removed the Executive from or failed to reelect the Executive to any of such positions, except in connection with the termination of her employment for Disability, Retirement or Cause or as a result of the Executive’s death;

(ii) A reduction by the Company or the Employer Corporation in the Executive’s base salary from the base salary that is in effect on the date hereof or, if such base salary is increased subsequent to the date hereof, from such increased base salary, or the failure of the Company or the Employer Corporation (as the case may be) to increase (within 12 months of the Executive’s last increase in base salary) the Executive’s base salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company or the Employer Corporation that employs the Executive effected in the preceding twelve (12) months;

(iii) Any failure by the Company or any Employer Corporation (as the case may be) to continue in effect any benefit plan or arrangement (including, without limitation, any life insurance, accident, disability and health insurance plans, 401 (k) and bonus plans, stock options, and all other similar plans) which are from time to time made generally available to senior executives of the Company (or of such Employer Corporation) and in which the Executive is participating at the time of a Change in Control, unless replaced by any other plan providing the Executive with substantially similar benefits (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the consummation of a Change in Control;

(iv) Any failure by the Company or any Employer Corporation to continue in effect any incentive plan or arrangement (including, without limitation, the Benefit Plans enumerated in subparagraph (iii) above and any similar incentive compensation benefits) in which the Executive is participating at the time of a Change in Control, unless replaced by any other plans or arrangements providing Executive with substantially similar benefits (hereinafter referred to as “Incentive Plans”), or the taking of any action by the Company or any Employer Corporation which would adversely affect the Executive’s participation in any such Incentive Plan or reduce the Executive’s potential benefits under any such Incentive Plan, expressed as a percentage of his base salary, by more than ten (10) percentage points in any fiscal year as compared to the immediately preceding fiscal year;

(v) Any failure by the Company or any Employer Corporation to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, any Company stock option or stock purchase plan and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which the Executive is participating at the time of a Change in Control, unless there are substituted therefor plans or arrangements providing him with substantially similar benefits (hereinafter referred to as “Securities Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such Securities Plan;

(vi) A relocation of the principal executive offices of the Company or the Employer Corporation that employs the Executive to a location outside of Los Angeles County, California, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control, except for required travel by the Executive on the Company’s or the Employer Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations during the twelve (12) months immediately preceding a Change of Control;

(vii) Any reduction in the number of vacation days that will accrue ratably each year during Executive’s employment from the vacation accrual to which Executive was entitled at the time of a Change of Control of the Company;

(viii) Any material breach by the Company of any provision of this Agreement or any material breach by the Company or any Employer Corporation that is the Executive’s employer (as the case may be) of any employment agreement under which Executive may be employed by the Company or such Employer Corporation (an “Executive Employment Agreement”);

(ix) Any failure by the Company or the Employer Corporation (as the case may be) to obtain the assumption of this Agreement and any Executive Employment Agreement by any successor or assignee of the Company or of the Employer Corporation in any instance in which the Company or the Employer Corporation, as the case may be, is not the surviving corporation in a Change of Control transaction; or

(x) Any purported termination of the Executive’s employment which is not effectuated pursuant to a Notice of Termination satisfying the requirements of Section 3(f) of this Agreement, and for purposes of this Agreement, no such purported termination shall be effective.

(f) Notice of Termination. Any termination of this Agreement pursuant to Section 3(b), 3(c) or 3(d) shall be communicated to the Executive by the Company by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provisions so indicated. For purposes of this Agreement, no such purported termination of this Agreement shall be effective without such Notice of Termination.

(g) Date of Termination. “Date of Termination” shall mean (i) if this Agreement is terminated by the Company or any Employer Corporation or any corporation that is a successor thereto as a result of a Change of Control (a “Successor Corporation”) for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period) or (ii) if the Executive’s employment is terminated by the Company, any Employer Corporation or any Successor Corporation (as the case may be) for any other reason, the date on which a Notice of Termination is given; provided that if, within thirty (30) days after any such Notice of Termination is given to the Executive, the Executive notifies whichever of the Company or Employer Corporation or Successor Corporation from that delivered such Notice that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally resolved, whether by mutual agreement by the parties or on entry of a final judgment enforcing the order or decree of the arbitrator issued in the arbitration proceeding brought pursuant to Section 12 hereof to have such dispute resolved as provided therein.

4. Severance Compensation upon Termination of Employment. Subject to Section 4(e) below, if, following a Change in Control, the Executive’s employment with the Company, any Employer Corporation or Successor Corporation (as the case may be) other than pursuant to Section 3(b) (Death or Disability), 3(c) (Retirement) or 3(d) (Cause), or if the Executive shall terminate his employment for Good Reason, then:

(a) The Company or Successor Corporation shall pay to the Executive, on the fifth (5th) day following the Date of Termination, as severance compensation, a lump sum cash payment in an amount equal to three (3) times the sum of (i) the Executive’s highest annual base salary in effect during the 12-month period immediately preceding the Date of Termination, and (ii) the Executive’s incentive compensation bonus that would otherwise be payable to Executive under the Company’s bonus or incentive compensation plan then in effect for the year in which the Date of Termination occurred assuming one hundred percent (100%) satisfaction of all performance goals established under such plan for the Executive and the Company or Executive’s Employer Corporation (as the case may be). All payments hereunder shall be made net of withholdings required by applicable federal, state or local laws.

(b) The Company shall pay in cash to the Executive an amount equal to the difference between the exercise price and the fair market price (based upon the average trading price of the Bancorp’s common stock, as reported on the NASDAQ National Market System, or on any National Securities Exchange on which the Bancorp’s stock may be listed, as the case may be, for the twenty (20) business days preceding the Change in Control) of those shares of capital stock of the Bancorp subject to all stock options held by the Executive as of the Date of Termination, whether or not such stock options have otherwise become vested and the Company or other Employer Corporation (as the case may be)

shall withhold all appropriate taxes and other amounts related to such payment as required by applicable federal, state of local laws.

(c) All restrictions on any restricted stock held by the Executive, other than any restrictions imposed by applicable securities laws, shall be removed as of the Date of Termination.

(d) The Company or Executive’s Employer Corporation (if other than the Company) shall continue, for a period of three (3) years from the Date of Termination, to provide the following benefits to the Executive and his family members (to the extent such family members participated in such benefits) on the same terms as provided to the Executive (and her family members) on the Date of Termination:

(i) Participation in the Company or such other Employer Corporation’s medical, dental and vision plans; and

(ii) Long-term disability insurance.

Provided however, that any benefits payable under this subsection 4(d) shall terminate at such time as the Executive becomes eligible for similar benefits from any subsequent employer.

(e) Limitation. To the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and, but for this Section 4(e), would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Executive’s “base amount” (as defined in the Code). The determination of any reduction of any payment or benefits under this Section 4 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive.

5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except as set forth in Section 4(d), shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

6. Successor to the Company.

(a) The Company will require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bancorp or the Company or any other Employer Corporation that employs the Executive, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the

Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority or all of the voting securities of which is then owned by the Bancorp or the Company, “Company” as used in Sections 3, 4, 11 and 12 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

7. Release of Claims. The obligations of the Company under this Agreement shall constitute the only obligations of the Company arising from the Company’s termination of Executive’s employment for any reason following a Change in Control. Upon the tender of payment hereunder pursuant to Section 4, whether by the Company, the Bancorp or any other Employer Corporation, or any Successor Corporation thereto, none of such parties shall have any obligation to Executive by reason of his employment or the termination thereof other than those set forth herein that have not been satisfied or performed, and the Executive agrees that the tender of such payment shall constitute a full and final settlement and release of all claims or rights against the Bancorp, the Company, any and all other subsidiaries of the Bancorp or the Company, and each successor thereto, whether under this Agreement or any other employment contract or agreement, or under any Benefit Plans, Incentive Plans, or Securities Plans that the Bancorp, the Company, any other Employer Corporation, and any successor thereto, has with the Executive or in which he participates, and Executive shall execute all appropriate agreements reflecting such settlement and release.

8. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return-receipt requested, postage-prepaid, as follows:

If to the Company:	Chief Executive Officer Foothill Independent Bank 510 South Grand Avenue Glendora, CA 91741

If to the Executive:	Casey (Joe) Cecala III 23740 Gold Nugget Avenue Diamond Bar, CA 91765

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of California.

10. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Arbitration, Legal Fees and Expenses. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the matter shall be determined by arbitration, which stall take place in Los Angeles County, California, under the rules of the American Arbitration Association; and a judgment upon such award may be entered in any court having jurisdiction thereof. Any decision or award of such arbitrator shall be final and binding upon the parties and shall not be appealable. The parties hereby consent to the jurisdiction of such arbitrator and of any court having jurisdiction to enter judgment upon and enforce any action taken by such arbitrator. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity, enforceability or the Executive’s interpretation of, or determinations under, this Agreement.

13. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Bancorp and the Company and their respective businesses so long as such information is not otherwise publicly disclosed.

14. Entire Agreement. This Agreement contains all of the terms agreed upon between file Executive and the Company with respect to the subject matter hereof and replaces and supersedes all prior severance agreements between the Executive and the Company. If Executive’s employment is terminated prior to any Change in Control and this Agreement is in effect at the time of such termination, then, it shall survive for six (6) months thereafter, provided such termination is not due to the occurrence of any of the events described in Section 3(b), 3(c) or 3(d) of this Agreement or a termination by Executive for other than a Good Reason (as defined in Section 3(e) above), solely in order that the Executive shall become entitled to the compensation set forth in Section 4(a) in the event that a Change in Control occurs within such six (6) month period. The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except by subsequent written agreement between the Executive and the Company that has been executed and delivered by the Executive.

(Signatures of the parties follow on next page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FOOTHILL INDEPENDENT BANK		“EXECUTIVE”

By:	/s/ GEORGE E. LANGLEY	By:	/s/ CASEY (JOE) CECALA III
	George E. Langley, President & CEO		Casey (Joe) Cecala III, EVP & Chief Credit Officer